Exhibit 99.1

NEWS RELEASE

For information contact:

Kevin B. Habicht

Chief Financial Officer

(407) 265-7348

For Immediate Release

December 1, 2005

COMMERCIAL NET LEASE REALTY, INC. ANNOUNCES

EVALUATION OF POSSIBLE SALE OF WASHINGTON, DC OFFICE PROPERTY

Orlando, Florida, December 1, 2005 - Commercial Net Lease Realty, Inc. (NYSE:NNN), an equity real estate investment trust, announced today that it is exploring the possible sale of its office property leased to the United States of America. The property consists of two Class A office buildings totaling approximately 554,000 square feet and a 1,079 space parking garage located in the Pentagon City submarket of the Washington, DC metropolitan area. The property serves as the headquarters of the Transportation Security Administration under a lease that expires in 2014. The Company has engaged Wachovia Capital Markets LLC to advise it on the possible sale of this property as well as assist in soliciting and evaluating any purchase proposals.

Craig Macnab, President and Chief Executive Officer, noted, “The acquisition of this property in 2003 was an excellent investment. Harvesting the value that has been created will allow us to reinvest sale proceeds in our robust acquisition and development pipeline of retail properties.”

Commercial Net Lease Realty invests primarily in high-quality, retail properties subject generally to long-term, net leases with established tenants, such as Barnes & Noble, Best Buy, CVS, OfficeMax and the United States of America. As of September 30, 2005, the Company owned 464 Investment Properties in 41 states with a gross leasable area of approximately 9.0 million square feet. These Investment Properties are leased to 172 corporations in 60 industry classifications.

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450 S. Orange Avenue, Suite 900 Orlando, FL 32801 (800) NNN-REIT (407) 265-7348 Fax: (407) 650-1044 www.nnnreit.com NYSE:NNN